Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: April 27, 2023
Capital One Reports First Quarter 2023 Net Income of $960 million, or $2.31 per share
McLean, Va. (April 27, 2023) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2023 of $960 million, or $2.31 per diluted common share, compared with net income of $1.2 billion, or $3.03 per diluted common share in the fourth quarter of 2022, and with net income of $2.4 billion, or $5.62 per diluted common share in the first quarter of 2022.
“In the first quarter, we built additional balance sheet strength as we grew retail deposits, and maintained or increased strong levels of capital and liquidity,” said Richard D. Fairbank, Founder, Chairman, and Chief Executive Officer. “At the same time, we continue to see attractive growth opportunities in our domestic card business and our “digital first” national retail bank, and our investments to transform our technology and to drive resilient growth put us in a strong position to capture opportunities and deliver compelling long-term shareholder value.”
All comparisons below are for the first quarter of 2023 compared with the fourth quarter of 2022 unless otherwise noted.
First Quarter 2023 Income Statement Summary:
•Total net revenue decreased 2 percent to $8.9 billion.
•Total non-interest expense decreased 3 percent to $4.9 billion:
◦20 percent decrease in marketing.
◦2 percent increase in operating expenses.
•Pre-provision earnings(1) remained flat at $4.0 billion.
•Provision for credit losses increased $379 million to $2.8 billion:
◦Net charge-offs of $1.7 billion.
◦$1.1 billion loan reserve build.
•Net interest margin of 6.60 percent, a decrease of 24 basis points.
•Efficiency ratio of 55.54 percent.
(1)    Pre-provision earnings is a non-GAAP metric calculated based on total net revenue less non-interest expense for the period. Management believes that this financial metric is useful in assessing the ability of a lending institution to generate income in excess of its provision for credit losses. See our Financial Supplement, filed as Exhibit 99.2 to our Current Report on From 8-K on April 27, 2023 with the Securities and Exchange Commission (the “SEC”), “Table 15: Calculation of Regulatory Capital Measures and Reconciliation of Non-GAAP Measures” for a reconciliation and additional information on non-GAAP measures.

Capital One First Quarter 2023 Earnings

•Operating efficiency ratio of 45.47 percent.
First Quarter 2023 Balance Sheet Summary:
•Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.5 percent at March 31, 2023.
•Period-end loans held for investment in the quarter decreased $3.5 billion, or 1 percent, to $308.8 billion.
◦Credit Card period-end loans decreased $588 million, or less than 1 percent, to $137.1 billion.
•Domestic Card period-end loans decreased $601 million, or less than 1 percent, to $131.0 billion.
◦Consumer Banking period-end loans decreased $1.8 billion, or 2 percent, to $78.2 billion.
•Auto period-end loans decreased $1.7 billion, or 2 percent, to $76.7 billion.
◦Commercial Banking period-end loans decreased $1.1 billion, or 1 percent, to $93.5 billion.
•Average loans held for investment in the quarter increased $875 million, or less than 1 percent, to $307.8 billion.
◦Credit Card average loans increased $4.0 billion, or 3 percent, to $134.7 billion.
•Domestic Card average loans increased $3.7 billion, or 3 percent, to $128.6 billion.
◦Consumer Banking average loans decreased $1.7 billion, or 2 percent, to $79.0 billion.
•Auto average loans decreased $1.6 billion, or 2 percent, to $77.5 billion.
◦Commercial Banking average loans decreased $1.4 billion, or 2 percent, to $94.1 billion.
•Period-end total deposits increased $16.8 billion, or 5 percent, to $349.8 billion, while average deposits increased $13.6 billion, or 4 percent, to $340.1 billion.
•Interest-bearing deposits rate paid increased 58 basis points to 2.40 percent.

Capital One First Quarter 2023 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on April 27, 2023 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through May 11, 2023 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Forward-looking statements often use words such as “will,” “anticipate,” “target,” “expect,” “think,” “estimate,” “intend,” “plan,” “goal,” “believe,” “forecast,” “outlook” or other words of similar meaning. Any forward-looking statements made by Capital One or on its behalf speak only as of the date they are made or as of the date indicated, and Capital One does not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors. For additional information on factors that could materially influence forward-looking statements included in this earnings press release, see the risk factors set forth under “Part I—Item 1A. Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company which, along with its subsidiaries, had $349.8 billion in deposits and $471.7 billion in total assets as of March 31, 2023. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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